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                                                       EXHIBIT 10.1





                                          February 11, 1999




Genentech, Inc.
Attn: Mr. Roy C. Hardiman
One DNA Way
South San Francisco, CA  94080-4990

Re: Development Collaboration and License Agreement between Genentech, Inc. ("Genentech") and Alteon, Inc. ("Alteon"), and Stock Purchase Agreement between Genentech and Alteon, each dated as of December 1, 1997, as amended by Amendment to Stock Purchase Agreement and Development Collaboration and License Agreement, between Genentech and Alteon, dated as of April 29, 1998 (as amended, the "License Agreement", the "Stock Purchase Agreement", and collectively the "Agreements")

Dear Roy:

     This letter will confirm that Genentech and Alteon have agreed as follows with respect to the Agreements and the subject matter thereof and hereof:

     1. Termination. Subject to the terms and conditions set forth in this letter: (a) effective on June 30, 1999 (the "Termination Date"), the License Agreement shall terminate automatically with the effects set forth in Sections 10.07(b) and 10.10, unless prior to such Termination Date Genentech and Alteon agree in writing to amend the License Agreement in lieu of such termination (in which event the License Agreement as so amended shall continue in full force and effect); and (b) effective on December 31, 1998, Genentech's obligations to purchase additional shares of stock of Alteon pursuant to the Stock Purchase Agreement terminated, together with any Genentech obligations (if any) to commit any of its own resources or efforts under the License Agreement. Such termination (if any) shall be pursuant to Section
10.5 of the License Agreement, except that no further written notice of termination shall be required, Genentech and Alteon have agreed that this letter serves as effective written notice from Genentech of such termination (unless Genentech and Alteon agree to modify and continue the License Agreement as contemplated hereinabove). Notwithstanding any provision in either Agreement, but subject to the terms of this letter, unless Genentech and Alteon agree to modify and continue the License Agreement as contemplated hereinabove, (i) after the Termination Date, Alteon, either alone or in collaboration with any third party(ies), shall be entitled to pursue research, development and

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commercialization of all of the Alteon technology covered by the
License Agreement in any manner that Alteon, in its sole discretion, shall deem appropriate, without further obligation to Genentech, and (ii) after the date of this letter, Alteon shall be entitled to discuss potential arrangements relating to such Alteon technology with third parties.

     2.    Final Budget; Reconciliation.  Unless Genentech and
Alteon agree to modify and continue the License Agreement as contemplated under Paragraph 1 of this letter, the funding provisions of this Paragraph 2 shall apply, notwithstanding anything to the contrary set forth in the Agreements. In anticipation of potential termination of the License Agreement under Paragraph 1, this letter shall constitute written notice under Section 3.11(c) of the License Agreement of Alteon's election to continue the pimagedine Development Program until the Termination Date, including, but not limited to, continuation of enrollment and conduct of the on-going ESRD trial, continuation of the ACTION I trial through a pre-NDA meeting with the United States
Food and Drug Administration ("FDA")(followed by continuation or close-out as recommended by the FDA), continuation of the ACTION II trial close-out and follow up, preparation (including support documentation) for the pre-NDA meeting with the FDA, preparation for NDA filing, on-going drug stability testing, and other necessary or appropriate Development Costs as contemplated by the License Agreement incurred in connection with continuation or wind-down of the agreed upon pimagedine Development Program for the Initial Indications. Promptly after the date of this letter, but not later than March 31, 1999, Alteon and Genentech shall negotiate in good faith and agree in writing upon the total amount of funding
(the "Funding Amount") that Genentech shall provide to Alteon pursuant to Section 3.11(c) of the License Agreement and the budget
(the "Budget") of Alteon's "Development Costs" (as defined in the
License Agreement) to be covered thereby to support Alteon's continuance of the pimagedine Development Program as contemplated above; and in anticipation of such March 31 deadline, Alteon shall provide Genentech with a reconciliation of 1998 Development Costs within 20 (twenty) days after the date of this letter and with a proposed Budget and Funding Amount within thirty (30) days after the date of this letter. Notwithstanding any provision in either
Agreement, Genentech shall provide such funding hereunder as wire transfers of cash to Alteon (to an account designated by Alteon), rather than through the purchase of Series H Preferred Stock. On
April 5, 1999, Genentech shall provide a first cash payment to Alteon equal to seventy five percent (75%) of the agreed-upon
Funding Amount, less any unused funds as of December 31, 1998, from prior equity purchases by Genentech; provided, however, that if the parties have not agreed upon all components of the Budget and the full Funding Amount by such April 5 deadline, such cash payment shall be in an amount equal to seventy five percent (75%) of the amounts in the Budget and the Funding Amount that the parties have agreed upon in writing at such time.

     Not later than sixty (60) days after the Termination Date, Alteon shall provide Genentech for its review and approval with a detailed written reconciliation comparing Alteon's actual expenditures to the agreed-upon Budget of Development Costs for the period from January 1, 1999 through the Termination Date. Within thirty (30) days after Alteon's delivery of the detailed written reconciliation to Genentech, Genentech shall provide a second cash payment to Alteon equal to the balance of the agreed-upon Funding Amount, less the excess amount of any budgeted Development Costs over any actual expenditures

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incurred by Alteon through the Termination Date; provided, however, that Genentech shall be entitled to withhold from such payment any amount(s) under such reconciliation that Genentech (acting in good faith) does not agree to, in which event Genentech shall be entitled to audit Alteon's Development Costs as provided in Section
6.4 of the License Agreement and shall only owe such amount(s) as are definitely established as owed hereunder pursuant to such audit (with interest thereon calculated at the rate set forth in Section
6.5 of the License Agreement for the period from the date called for payment in this second sentence of this paragraph through the date of payment); and provided further, however, that (i) if such amount is zero or less, no second payment shall be owed, and (ii) if at such time Alteon has previous funding from Genentech in excess of the Development Costs actually incurred by Alteon for the period from January 1, 1999 through the Termination Date, no second payment shall be owed and Alteon promptly shall refund all such excess unused funds to Genentech (with interest thereon calculated at the rate set forth in Section 6.5 of the License Agreement for the period from the Termination Date through the date of refund). Alteon shall use funds provided by Genentech only in accordance with the agreed-upon Budget for Alteon's continuance or wind-down of the agreed upon Development Program, and not for any other purpose(s) without Genentech's prior written consent.

     3. Joint Steering Committee. Each Party's representatives on the Joint Steering Committee (as defined in the License Agreement) shall be responsible for reviewing and approving in writing a mutually agreeable Budget and Funding Amount under Paragraph 2 above. Thereafter, the Joint Steering Committee shall be disbanded, but the parties must mutually agree in writing upon any modification(s) to the Budget and/or the Funding Amount, including as proposed by Alteon in connection with its decision (if any) to modify and/or wind down any Development Program that it previously elected to continue under Paragraph 2 above. Through the Termination Date, unless Genentech and Alteon agree to modify and continue the License Agreement as contemplated under Paragraph 1 of this letter, subject to the requirements of this letter that Genentech and Alteon must mutually agree in writing on the Budget, the Funding Amount and on any modification(s) to such Budget and/or Funding Amount, Alteon shall be entitled to decide unilaterally whether to continue, modify and/or wind down any Development Programs, and shall not be required to obtain Genentech's prior review and/or approval before contacting the U.S. Food and Drug Administration or taking other actions in connection with its decisions or development hereunder.

     4. Breakers Technology. Notwithstanding the ninety (90)-day negotiation period set forth in Section 3.12(b) of the License Agreement, Alteon and Genentech shall continue their current negotiations under Section 3.12 of the License Agreement concerning a possible collaboration with respect to Alteon's AGE-breakers technology, in good faith, until the earlier of (a) Alteon's and Genentech's written agreement on terms relating to such AGE-breakers technology or (b) April 15, 1999 (which shall constitute the end of any required negotiation period under Section 3.12). On the termination Date, Section 3.12 of the License Agreement shall be of no further force and effect.

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     5.    Redemption of Preferred Stock.  Following the date of
this letter, Alteon shall endeavor, but shall be under no obligation, to repurchase, using funds Alteon may receive from its collaborative partners or otherwise, some or all of the shares of Preferred Stock that Genentech has purchased pursuant to the Stock Purchase Agreement (collectively, the "Preferred Shares"), at the price(s) paid therefor by Genentech. Genentech may, at its option, sell some or all such Preferred Shares to Alteon, but shall be under no obligation to do so.

     6. Entire Agreement. This letter sets forth the entire agreement of Genentech and Alteon with respect to the subject matter hereof, and amends the Agreements as set forth herein. As amended by this letter each Agreement remains in full force and effect. In the event of any inconsistency between this letter and either Agreement, this letter shall prevail. Except for Paragraph 4, the provisions of this letter shall survive termination of either Agreement.

     Alteon has provided two (2) originals of this letter, accepted and signed by Alteon. Please indicate Genentech's acceptance by signing both copies of this letter and returning one (1) copy to the undersigned. The other copy should be retained for Genentech's files.

                                   Sincerely,

                                   ALTEON, INC.


                                   By:  /s/ Kenneth Moch
                                       -----------------
                                   Its: President & CEO
                                       -----------------


ACCEPTED AND AGREED:

GENENTECH, INC.


By: /s/ Nicholas J. Simon
    ---------------------
Its: Vice President
    ---------------------  TB
     Business and Corporate
     Development







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